Exhibit 10.7

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this "Amendment") to an Employment Agreement (the "Employment Agreement") entered as of January 8, 2014, by and between Accelerize New Media, Inc., a Delaware corporation with headquarters at 2244 W. Coast Highway Ste. 250, Newport Beach, CA 92663 (the “Company”), and Michael Lin, a natural person, residing at 1300 Sussex Lane, Newport Beach, CA 92660 (the “Employee”), is entered as of this 8th day of January 2014. Each of the Company and the Employee may be referred to hereinafter as a "Party" and collectively, the "Parties".

WHEREAS, the Parties have entered the Employment Agreement as of June 26, 2104; and

WHEREAS, the Parties now wish to adjust the Employee's compensation.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Section 3 of the Employment Agreement is hereby replaced in its entirety with the following:

3.          Compensation. During the Term, Employee shall receive an annual base salary (the “Annual Base Salary”) of Two Hundred and Eighty-Three Thousand and Two Hundred Fifty Dollars ($283,250.00), which equates to Eleven Thousand Eight Hundred and Two Dollars and Eight Cents ($11,802.08) per pay period. Employee is an exempt salary employee, and therefore will not be entitled to any overtime pay. The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable withholding and other taxes.

2.	All other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Michael Lin

Michael Lin

ACCELERIZE NEW MEDIA, INC.

By:  /s/ Brian Ross

Name: Brian Ross

Title: Chief Executive Officer